SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report(Date of Earliest Event Reported): November 13, 2001



                                 CANDIE'S, INC.
             (Exact name of registrant as specified in its charter)



        Delaware                    1-10593                     11-2481903
(State or other jurisdiction      (Commission                (I.R.S. Employer
    of incorporation)             File Number)              Identification No.)



400 Columbus Avenue, Valhalla, New York                           10595
(Address of principal executive offices)                        (Zip Code)



Registrant's telephone number, including area code: (914) 769-8600



--------------------------------------------------------------------------------
           Former name or former address, if changed since last report

Item 5.  Other Events

In the afternoon of November 20, 2001 the Company was notified that on November 13, 2001 the Court in the Willow Creek Capital Partners, L.P., v. Candie's, Inc. class action (the "Willow Creek Action") pending in the United States District Court for the Southern District of New York, issued an order which resolves the claims in the separate action commenced in December 2000 against Candie's Inc. (the "Company") by Michael Caruso, as trustee of the Claudio Trust and Gene Montasano (collectively, "Caruso"). The Court order provided that Caruso may participate in the Class settlement of the Willow Creek Action.

In addition to providing for Caruso's inclusion in the Class settlement of the Willow Creek Action, the settlement agreement between the Company and Caruso also provides for the Company to pay to Caruso equal quarterly payments of $62,500, up to a maximum amount of $1 million, over a period of four years. However, the Company's obligation to make these quarterly payments will terminate in the event that the last daily sale price per share of the Company's common stock is at least $4.98 during any ten days in any thirty day period within such four year period. The Company will recognize a charge to income of $857,000 during the quarter ending January 31, 2002, representing the discounted fair value of the future payments to Caruso referred to above.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                     CANDIE'S, INC.


                                                     By: /s/ Neil Cole
                                                     Neil Cole
                                                     Chief Executive Officer and
                                                     President




Date: November 26, 2001